Exhibit 4.23

SEVENTH LOAN MODIFICATION AGREEMENT

THIS SEVENTH LOAN MODIFICATION AGREEMENT, is made as of the 25th day of January, 2016, by and between OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”), for itself and as successor by merger to Superior Modular Products Incorporated, formerly a Delaware corporation and BNC BANCORP (the “Bank”), successor in interest to Valley Bank.

WHEREAS, the Borrower and Superior Modular Products Incorporated and the Bank's predecessor in interest entered into that certain Credit Agreement dated May 30, 2008, which was amended by that certain First Loan Modification Agreement (the “First Modification”) between the Borrower and the Bank's predecessor in interest dated as of the 16th day of February, 2010, by that certain Second Loan Modification Agreement (the “Second Modification”) between the Borrower and the Bank's predecessor in interest dated as of the 30th day of April, 2010, by that certain Third Loan Modification Agreement (“Third Modification”) between the Borrower and the Bank's predecessor in interest dated as of the 22nd day of April, 2011, by that certain Fourth Loan Modification Agreement (“Fourth Modification”) between the Borrower and the Bank's predecessor in interest dated as of the 25th day of July, 2011, by that certain Fifth Loan Modification Agreement (“Fifth Modification”) between the Borrower and the Bank's predecessor in interest dated as of the 31st day of August, 2012, and by that certain Sixth Loan Modification Agreement (the "Sixth Modification") between the Borrower and Bank's predecessor in interest dated as of August 30, 2013 (as amended, the “Credit Agreement”);

WHEREAS, the Borrower and the Bank desire to modify the terms of the Credit Agreement and the other Loan Documents as provided herein.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

1.     The foregoing recitals are incorporated in and constitute terms of this Agreement.

2.     Capitalized terms contained in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

3.     The Credit Agreement is amended as follows:

A.     The following text shall be added as the new subsection 7.1(e): Borrower shall provide Bank through January 31, 2017, with Borrower's unaudited internally prepared financial statements to include income statement, balance sheet, statement of shareholder equity and statement of cash flows (which financial statements will not include certain closing and other adjustments typically done at quarter end and which will not include footnotes), certified by an authorized officer of Borrower as to their accuracy, within twenty (20) business days after the close of each month (or 45 days after the close of any month at the end of a quarter) during such time period. Nothing in this subparagraph affects the requirements of subparagraph 7.1(d).

B.     Section 7.10(b) of the Credit Agreement (as previously modified by the Second Modification) is amended by deleting the first sentence thereof and adding the following text:

An Interest Coverage Ratio (hereinafter defined) not less than (a) 1.25 to 1.00 for the Borrower’s fiscal quarter ending April 30, 2016, and (b) 1.50 to 1.00 for the Borrower’s fiscal quarter ending July 31, 2016 and October 31, 2016. For purposes hereof, “Interest Coverage Ratio” means Adjusted EBITDA (hereinafter defined), plus Eligible Severance Cost Expense (hereinafter defined), divided by consolidated interest expense, defined in accordance with GAAP consistently applied. Further, as used herein, “Eligible Severance Cost Expense” means severance cost expense incurred by Borrower in fiscal year 2016.

Beginning with the fiscal quarter ending January 31, 2017 and at all times thereafter, a consolidated Debt Service Coverage Ratio of not less than 1.5 to 1.00.

C.     Notwithstanding anything to the contrary in the Credit Agreement or the other Loan Documents, the Bank consents (i) to the Borrower granting to SunTrust Bank a first priority purchase money security interest on any equipment that is purchased after the date hereof with the loan proceeds of the SunTrust Debt, and (ii) to the execution and performance of that certain Modification to Commercial Note and Agreement to Commercial Note between the Borrower and SunTrust Bank dated as of the date hereof, that certain Second Amended and Restated Security Agreement (Commercial) between the Borrower and SunTrust Bank dated as of the date hereof and any other documents required or contemplated therein, and the granting of a second priority security interest to SunTrust Bank in all equipment owned by Borrower.

D.     Negative Covenants. The following text is hereby added to the Credit Agreement as the new Section 8.10 (Additional Negative Covenants):

(a)   Additional Indebtedness. From the date hereof and extending through October 31, 2016, Borrower shall not, and shall not permit any subsidiary (if any) to, create, incur, assume or permit any indebtedness for money borrowed, reimbursement obligations under letters of credit, capital lease obligations or hedging obligations but specifically excluding trade payables incurred in the ordinary course of business (collectively, “Indebtedness”) or any guarantees or endorsements of any Indebtedness, other than Indebtedness to Bank or Indebtedness to SunTrust, without the prior written consent of Bank.

(b) Dividend Payments. Upon the occurrence and during the continuation of an Event of Default or any event or condition that with the passage of time or the giving of notice or both would become an Event of Default, Borrower will not declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its stock (excluding stock dividends, grants under the Borrower’s stock incentive plan, and excluding other similar non-cash and non-real or non-personal property distributions); provided that any dividend or distribution made prior to the date hereof shall not be deemed a violation of this provision. Prior to an Event of Default or the occurrence of any event or condition that with the passage of time or the giving of notice or both would become an Event of Default, Borrower may declare or make dividends or distributions on any class of its stock in an aggregate amount not to exceed $700,000.00 in any one fiscal year.

E.     Any default or event of default under any agreement by and between Borrower and any financial institution which has made one or more extensions of credit for borrowed money to Borrower (excluding any trade accounts payable or other amounts owed in the normal course of business) shall be a default under the Credit Agreement.

4.     Waiver of Event of Default. Bank hereby waives any default or event of default resulting from Borrower’s failure to comply with the Debt Service Coverage Ratio set forth in the Credit Agreement for the fiscal quarters ending October 31, 2015, and January 31, 2016; provided, however, that such waiver does not cover any date or period of time after January 31, 2016.

5.     As a condition of this Agreement, the Borrower shall pay the reasonable fees and costs of the Bank’s counsel, if any. The modifications contained in this Agreement do not constitute or create a novation of any of the Loan Documents or the Loans.

6.     Except as expressly modified hereby and by the First Modification, the Second Modification, the Third Modification, the Fourth Modification, the Fifth Modification and the Sixth Modification all terms and conditions of the Loan Documents remain unchanged, and of full force and effect in accordance with their terms.

7.     The Borrower hereby acknowledges Bank's performance of all of Bank's obligations under the Loan Documents, ratifies all of the Loan Documents, as expressly modified hereby and by the First Modification, the Second Modification, the Third Modification, the Fourth Modification, the Fifth Modification and the Sixth Modification and certifies that they are enforceable in accordance with their terms, without defense or offset, and affirms that Term Loan A and Term Loan B are secured by a first lien deed of trust on the Real Property.

8.     The Borrower represents and warrants to the Bank to induce the Bank to enter into this Agreement, that the execution, delivery and performance of this Agreement has been duly authorized by all requisite action and such authorization has not been rescinded, and that all representations and warranties made by it in the Loan Documents are true, correct and enforceable on and as of the date hereof.

9.     The effective date of this Agreement shall be the date first hereinabove written.

10.     This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. The parties consent to the jurisdiction and venue of the courts of the Commonwealth of Virginia, specifically to the courts of the City of Roanoke, Virginia, and to the jurisdiction and venue of the United States District Court for the Western District of Virginia in connection with any action, suit or proceeding arising out of or relating to this Agreement.

11.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.     This Agreement may be signed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document.

[The signature page follows]

IN WITNESS WHEREOF, the parties have caused this Seventh Loan Modification Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:	OPTICAL CABLE CORPORATION

	By:	/s/ Tracy G. Smith
	Name:	Tracy G. Smith
	Title:	Senior Vice President,
Chief Financial Officer and Secretary

BANK:	BNC BANCORP

	By:	/s/ Scott L. Leffel
	Name:	Scott L. Leffel
	Title:	Senior Vice President